Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Resolute Energy Corporation:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑162209, 333‑162210, 333‑176147, 333‑213064) on Form S‑3 (No. 333‑183738) of Resolute Energy Corporation of our report dated October 4, 2016, with respect to the Statement of Revenue and Direct Operating Expenses of the Firewheel Properties for the year ended December 31, 2015, which report appears in the Form 8‑K dated October 4, 2016 of Resolute Energy Corporation.

/s/ KPMG LLP

Denver, Colorado

October 7, 2016